EXHIBIT 15.1

November 1, 2005

The Board of Directors and Stockholders of Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statements pertaining to the Genentech, Inc. Tax Reduction Investment Plan, the 2004 Equity Incentive Plan, the 1999 Stock Plan, the 1996 Stock Option/Stock Incentive Plan, the 1994 Stock Option Plan, the 1990 Stock Option/Stock Incentive Plan, and the 1991 Employee Stock Plan, the Registration Statement (Form S-3 No. 333-37072) related to the resale of common shares deliverable upon the exchange of Liquid Yield Option Notes, the Registration Statement (Form S-4 No. 333-128400) related to the exchange offer for Senior Notes, and in the related Prospectuses, as applicable, contained in such Registration Statements of our report dated October 10, 2005, relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2005.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of section 7 or 11 of the Securities Act of 1933.

Very truly yours,
/s/ERNST & YOUNG LLP